PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


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Earnings Per Share:
-------------------
                                                                 For the Three Months Ended         For the Nine Months Ended
                                                                       September 30,                      September 30,
                                                                -----------------------------     --------------------------------
                                                                    2006            2005              2006              2005
                                                                --------------  -------------     ---------------   --------------
                                                                         (Amounts in thousands, except per share data)
Net income..................................................      $81,181          $128,344         $  324,259       $  333,021
Less: Cumulative Preferred Stock Dividends:
   10.00% Cumulative Preferred Stock, Series E..............              -               -                  -             (457)
   9.75% Cumulative Preferred Stock, Series F...............              -               -                  -           (1,884)
   8.60% Cumulative Preferred Stock, Series Q...............              -          (3,708)              (742)         (11,126)
   8.00% Cumulative Preferred Stock, Series R...............         (9,855)        (10,200)           (30,255)         (30,600)
   7.875% Cumulative Preferred Stock, Series S..............         (2,830)         (2,830)            (8,490)          (8,490)
   7.625% Cumulative Preferred Stock, Series T..............         (2,900)         (2,900)            (8,700)          (8,700)
   7.625% Cumulative Preferred Stock, Series U..............         (2,860)         (2,860)            (8,580)          (8,580)
   7.50% Cumulative Preferred Stock, Series V...............         (3,235)         (3,235)            (9,703)          (9,703)
   6.50% Cumulative Preferred Stock, Series W...............         (2,153)         (2,153)            (6,459)          (6,459)
   6.45% Cumulative Preferred Stock, Series X...............         (1,935)         (1,935)            (5,805)          (5,805)
   6.85% Cumulative Preferred Stock, Series Y...............           (685)           (685)            (2,055)          (2,055)
   6.25% Cumulative Preferred Stock, Series Z...............         (1,758)         (1,758)            (5,274)          (5,274)
   6.125% Cumulative Preferred Stock, Series A..............         (1,761)         (1,761)            (5,283)          (5,283)
   7.125% Cumulative Preferred Stock, Series B..............         (1,937)         (1,937)            (5,811)          (5,811)
   6.60% Cumulative Preferred Stock, Series C...............         (1,898)         (1,898)            (5,694)          (5,694)
   6.18% Cumulative Preferred Stock, Series D...............         (2,086)         (2,086)            (6,258)          (4,867)
   6.75% Cumulative Preferred Stock, Series E...............         (2,384)         (2,384)            (7,152)          (4,102)
   6.45% Cumulative Preferred Stock, Series F...............         (4,031)         (1,396)           (12,093)          (1,396)
   7.00% Cumulative Preferred Stock, Series G...............         (1,750)              -             (5,250)               -
   6.95% Cumulative Preferred Stock, Series H...............         (1,825)              -             (5,121)               -
   7.25% Cumulative Preferred Stock, Series I...............         (9,380)              -            (15,529)               -
   7.25% Cumulative Preferred Stock, Series K...............         (5,002)              -             (5,002)               -
                                                                --------------  -------------     ---------------   --------------
Total preferred dividends...................................        (60,265)        (43,726)          (159,256)        (126,286)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (a).......................        (21,643)              -            (21,643)          (1,904)
                                                                --------------  -------------     ---------------   --------------
Total net income allocated to preferred shareholders........       $(81,908)        $(43,726)        $(180,899)       $(128,190)
                                                                ==============  =============     ===============   ==============
Total net income (loss) allocable to common shareholders....       $   (727)        $84,618          $ 143,360        $ 204,831
                                                                ==============  =============     ===============   ==============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Stock, Series A......................................       $  5,356         $ 5,356          $  16,068        $  16,087
      Net income (loss) allocable to shareholders of common
      stock.................................................         (6,083)         79,262            127,292          188,744
                                                                --------------  -------------     ---------------   --------------
                                                                   $   (727)        $84,618          $ 143,360        $ 204,831
                                                                ==============  =============     ===============   ==============
Weighted average common shares outstanding:
   Basic weighted average common shares outstanding.........        145,387         128,006            133,897          128,191
   Net effect of dilutive stock options and restricted
     stock units - based on treasury stock method using
     average market price...................................              -             736                954              653
                                                                --------------  -------------     ---------------   --------------
   Diluted weighted average common shares outstanding.......        145,387         128,742            134,851          128,844
                                                                ==============  =============     ===============   ==============
Basic earnings per common share (a).........................       $  (0.04)        $  0.62          $   0.95         $    1.47
                                                                ==============  =============     ===============   ==============
Diluted earnings per common share (a).......................       $  (0.04)        $  0.62          $   0.94         $    1.46
                                                                ==============  =============     ===============   ==============
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     (a) See Note 2 to the Company's condensed consolidated financial statements regarding "Net Income per Common Share" and the  underlying  discussion on Emerging Issues Task Force Topic D-42.

                                   Exhibit 11